Exhibit 5.1
Strasburger & Price, L.L.P.
600 Congress Avenue, Suite 1600
Austin, Texas 78701
512.499.3600
June 23, 2008
EZCORP, Inc.
1901 Capital Parkway
Austin, Texas 78746
RE: Registration Statement on Form S-3
Gentlemen:
We have acted as counsel for EZCORP, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 1,625,015 shares of the Company’s Class A Non-voting Common Stock, par value $0.01 per share (the “Shares”), as described in the Registration Statement on Form S-3 dated June 23, 2008 (the “Registration Statement”). The Shares will be issued to those 15 shareholders of Value Financial Services, Inc. (“VFS”) listed in the Registration Statement (the “Shareholders”). The Shareholders will receive the Shares pursuant to the merger between Value Merger Sub, Inc., a wholly owned subsidiary of the Company, and VFS (the “Merger”) contemplated by the Merger Agreement (the “Merger Agreement”), which is listed as an exhibit to the Registration Statement.
We have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Merger Agreement, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In all such examinations, we have assumed the authenticity and completeness of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.
The opinions set forth above are limited exclusively to the Delaware Constitution, the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such laws.
Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that upon the effectiveness of the Merger and when the Shares are issued as contemplated in the Merger Agreement, all of the Shares will be legally issued, fully paid and non-assessable.
We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter.
Very truly yours,
/s/ Strasburger & Price, LLP

STRASBURGER & PRICE, LLP